PRESS RELEASE	Exhibit 99.01

Scripps to acquire GAC network

Agreement reached with Jones Media Networks, Ltd.

For immediate release	(NYSE: SSP)

Oct. 12, 2004

CINCINNATI – The E. W. Scripps Company, parent of Scripps Networks and its growing portfolio of national lifestyle television networks, has reached a definitive agreement to acquire the Great American Country (GAC) network from Jones Media Networks, Ltd., for $140 million in cash.

GAC, a 24-hour country music video network launched in 1996, is a wholly owned subsidiary of Jones Media, a privately owned company based in Denver. GAC is distributed via cable and satellite television systems nationwide to about 34 million Nielsen rated households.

When the transaction is completed, GAC will become the fifth national programming network operated by Scripps Networks. Other Scripps Networks brands include Home & Garden Television, Food Network, the DIY – Do It Yourself Network and Fine Living. Scripps also operates a national electronic commerce business, the Shop at Home Network and its Web site, shopathometv.com.

The transaction to acquire GAC is subject to federal regulatory approval under terms of the Hart-Scott-Rodino Act. Assuming no unusual delays securing the required approvals, the transaction should be completed by late November.

“Adding GAC to our portfolio of popular lifestyle television networks is consistent with the long-term strategy for growth that Scripps set into motion 10 years ago with the launch of HGTV,” said Kenneth W. Lowe, president and chief executive officer of Scripps. “During that time, Scripps has created substantial value for its shareholders through the organic development and acquisition of additional cable and satellite television programming networks.”

Lowe added, “At GAC, our intention is to apply Scripps Network’s expertise as the country’s premier lifestyle television programmer to build on the success GAC has had in country music videos gaining wide distribution and establishing itself as a broadly recognized cable television network brand.”

The acquisition of GAC is expected to have a minimal effect on Scripps Networks segment profit in the fourth quarter of 2004. For the full-year 2005, the acquisition is expected to reduce Scripps Networks segment profit by $5 million to $10 million. Total revenue for GAC in 2004 is expected to be about $12 million.

In acquiring 100 percent of GAC, Scripps intends to maintain cross-promotion arrangements between GAC and Jones Media Networks through its subsidiary, Jones Radio Networks. Jones Media Networks is America’s leading independent radio programming company, serving more than 5,000 radio stations.

“We’re extremely proud of the contribution GAC has made to the growing popularity of country music and the country music industry,” said Glenn R. Jones, chief executive officer for Jones Media. “In eight short years at GAC, we’ve created a broadly recognized television brand that we believe will flourish as a member of the Scripps family of lifestyle networks. As for Jones Media, our large radio presence demonstrates our enthusiasm for and continued commitment to country music, not only from a business standpoint, but for what we believe country music represents.”

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

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Scripps Newspapers, including daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop at Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 51 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert, For Better or For Worse and about 150 other features and characters.

About Jones Media Networks, Ltd.

Jones Media Networks, Ltd., is a full service media company with offices and studios in New York, Washington D.C., Denver, Seattle and Nashville and owns Jones MediaAmerica, Inc., the largest independent network radio sales representation company that sells national advertising for more than 120 radio programs, cable networks and satellite radio.

Jones Media Networks also owns Jones Radio Networks, America’s leading independent radio programming company. Jones Radio Networks provides programming to radio stations with a full menu of solutions ranging from 24-hour formats to daypart personality programs.

Jones Radio Networks’ line-up includes new talk sensation Ed Schultz; country’s Lia, with nearly three million listeners every week; Alan Kabel, the new sound of adult contemporary at night; America’s consumer champion, Clark Howard; Lifetime Radio for Women, adult contemporary’s new morning drive show hosted by Donna Britt; talk show Neal Boortz, heard on more than 150 stations; Marie and Friends, hosted by Marie Osmond; country’s overnight show Danny Wright All Night and GAC’s Classic Country Weekend with Bill Cody on more than 200 stations. Jones Media Web sites include www.jonesradio.com and www.mediaamerica.com.

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Contacts: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: Stautberg@scripps.com

Bob Hampton, Jones Media Networks, Ltd., 303.784-8452

Email: bhampton@jonescorp.com

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